UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

VAIL RESORTS, INC.

(Name of Registrant as Specified in Its Charter)

GREGORY S. MEYER

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

November 10, 2026

Dear Fellow Vail Resorts Shareholders:

The Vail journey began in 1957, when Pete Seibert and Earl Eaton climbed to the top of ‘a mountain that had no name’ and recognized the potential of its vast back bowls and alpine terrain1. Nearly seven decades later, Vail Resorts owns and operates an unrivaled network of mountain resorts, the industry’s leading season pass and a mobile app used by millions of guests. Yet we believe the Company has been performing well below its potential on many levels, and this has shown up in a stock price that today stands at less than half its value of five years ago. Over the past five fiscal years, the Company deployed approximately $1.4 billion on capital expenditures and acquisitions, but its Resort Reported EBITDA in fiscal 2026 was 11% lower than in fiscal 2022. Over the same period, its return on invested capital fell from 14.0% to 9.0%, its Resort EBITDA margin declined in each of the last four years, and its ratio of net debt to EBITDA nearly doubled, from 2.0 times to 3.9 times.

I am seeking a seat on the Company’s Board of Directors as I believe the Board needs a stronger independent voice on execution: how the resorts serve guests, how capital is spent and how the balance sheet is managed. I bring more than three decades of operating and financial experience, and I would be a truly independent voice in the boardroom who supports the Company’s long-term strategy. I am self-funded and unaffiliated with any outside investment fund. In the spirit of Vail’s founders, I ask each stockholder to carefully consider the current operational and financial landscape of Vail Resorts, Inc. and vote the GOLD proxy card “FOR” Gregory S. Meyer to help ensure that the significant future potential of this Company and its stock is fully realized.

This Proxy Statement (this “Proxy Statement”) and the enclosed GOLD proxy card are being furnished to shareholders of Vail Resorts, Inc., a Delaware Corporation (“Vail” or the “Company”) in connection with the solicitation of proxies by Gregory S. Meyer (“Meyer”), a citizen of the United States of America, to be used at the 2026 annual meeting of shareholders of Vail, including any adjournments or postponements thereof and any special meeting held in lieu thereof (the “2026 Annual Meeting”). The 2026 Annual Meeting is scheduled to be held via a live virtual stockholder meeting on December 14th, 2026 at 9 a.m. Mountain Time.

YOUR VOTE IS VERY IMPORTANT. We urge you to vote the enclosed GOLD proxy card “FOR” Gregory S. Meyer and “WITHHOLD” on Company Nominee Peter A. Vaughn.

Thank you for your support,

/s/ Gregory S. Meyer

Gregory S. Meyer, CFA

[1]	Peter W. Seibert, Vail: Triumph of a Dream (Mountain Sports Press, 2000)

2026 ANNUAL MEETING OF STOCKHOLDERS

OF

VAIL RESORTS, INC.

PROXY STATEMENT

OF

GREGORY S. MEYER

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

If you have any questions or need assistance in voting your GOLD Universal Proxy Card, or need additional copies of Meyer’s proxy materials, please contact:

1055 Washington Boulevard – Suite 520

Stamford, CT 06901

Toll Free (877) 972-0090

Banks and Brokers call collect (203) 972-9300

proxy@investor-com.com

PLEASE VOTE VIA THE INTERNET OR BY TELEPHONE USING THE ENCLOSED GOLD UNIVERSAL PROXY CARD OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED GOLD UNIVERSAL PROXY CARD TODAY

Gregory S. Meyer (“Meyer”, “Mr. Meyer”, “we”, “our”, or “us”) beneficially owns an aggregate of 3,052.637 shares of common stock, $0.01 par value per share (the “Common Stock”), of Vail Resorts, Inc., a Delaware corporation (“Vail Resorts,” “Vail” or the “Company”). For the reasons set forth in this Proxy Statement, we believe electing Mr. Meyer to the Board of Directors of Vail Resorts (the “Board”) would provide a fresh and informed perspective that would be beneficial to the interests of the Company’s shareholders and other stakeholders. This Proxy Statement and the enclosed GOLD Universal Proxy Card are first being made available to shareholders on or about November 10, 2026.

We are seeking your support at the Company’s 2026 Annual Meeting of Stockholders, which is scheduled to be held virtually via live webcast on December 14, 2026 at 9 a.m. Mountain Time (including any other meeting of shareholders held in lieu thereof, and adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”). We are soliciting proxies from Vail’s shareholders on the following matters:

●	To elect nine directors, including Gregory S. Meyer to the Board to serve until the Company’s 2027 annual meeting of stockholders and until their respective successors are duly elected and qualified;

●	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2027;

●	To hold an advisory vote on executive compensation; and

●	To hold a vote on an amendment to the Vail Resorts, Inc. 2024 Omnibus Incentive Plan

In addition, shareholders may consider such other matters as may properly come before the Annual Meeting.

The Company has set the close of business on October 19, 2026 as the Record Date (the “Record Date”) for determining shareholders entitled to notice of, and to vote at, the Annual Meeting. Shareholders of record of Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. According to the Company, as of the Record Date, there were 35,717,551 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

We intend to vote all our shares (i) “FOR” the election of Gregory S. Meyer, (ii) “WITHHOLD” on the election of Peter A. Vaughn (the “Opposed Company Nominee”) (iii) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2027, (iv) “AGAINST” the advisory vote to approve executive compensation, and (v) “FOR,” the vote to approve an amendment to the Company’s 2024 Omnibus Incentive Plan. We reserve the right to vote some or all of our shares as we see fit, in order to achieve results that we believe are in the best interest of all stockholders.

We urge you to carefully consider the information contained in this Proxy Statement and support our efforts by voting via the Internet or by telephone, by following the instructions set forth on the enclosed GOLD Universal Proxy Card, or by completing, signing, dating and returning the enclosed GOLD Universal Proxy Card in its postage-paid envelope today.

Pursuant to the universal proxy rules adopted by the Securities and Exchange Commission (the “SEC”), the enclosed GOLD Universal Proxy Card includes the names of all nominees-including Meyer, the Company’s nine nominees, and the two Oasis nominees- and permits stockholders to vote for up to nine director nominees in total.

Stockholders are permitted to vote for up to nine director nominees. However, if a stockholder votes for more than nine director nominees, all of that stockholder’s votes on the election of directors will be invalid and will not be counted. As Meyer is using a “universal” proxy card, there is no need to use the Company’s white proxy card or Oasis’s blue proxy card or their related voting instruction forms, regardless of how you wish to vote. The names, backgrounds, qualifications of, and other information about, the Company’s nominees and the Oasis nominees, can be found in the Company’s proxy statement and Oasis’s proxy statement for the Annual Meeting, filed with the SEC on November 2, 2026.

This solicitation is being made by Meyer and not on behalf of the Board or management of the Company or Oasis or the Oasis nominees. Meyer is not aware of any other matters to be brought before the Annual Meeting other than as described herein. Should other matters, which Meyer is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies in the enclosed GOLD proxy card will vote on such matters in their discretion.

We encourage you to vote online or by telephone by following the instructions on the GOLD proxy card, or by signing, dating and returning the GOLD proxy card in the postage-paid envelope provided. We recommend that you disregard and not return any white or blue card or voting instruction form that you may receive from the Company or Oasis. If you have already voted for the Company’s director nominees using the Company’s white proxy card or voting instruction form, or if you have already voted for the Oasis director nominees using the Oasis blue proxy card or voting instruction form, you have every right to change your vote, and we strongly urge you to do so, by following the instructions on the enclosed GOLD proxy card to vote online or by telephone. Alternatively, you may sign, date and return the enclosed GOLD proxy card in the postage-paid envelope provided. Only the latest validly executed proxy that you submit will be counted; any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Meyer’s proxy materials, please contact InvestorCom (“InvestorCom”) at the phone numbers listed below:

1055 Washington Boulevard – Suite 520

Stamford, CT 06901

Toll Free (877) 972-0090

Banks and Brokers call collect (203) 972-9300

proxy@investor-com.com

IMPORTANT

Your vote is important, no matter how many or how few shares of Common Stock you own. Meyer urges you to sign, date and return the enclosed GOLD proxy card today to vote “FOR” the election of Gregory S. Meyer as a Director Nominee, “WITHHOLD” on the Opposed Company Nominee, and in accordance with Meyer’s recommendations on the other proposals on the agenda for the Annual Meeting.

If your shares of Common Stock are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to InvestorCom, in the enclosed postage-paid envelope today.

If your shares of Common Stock are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a GOLD voting instruction form, are being forwarded to you by your broker, bank or other nominee. As a beneficial owner, if you wish to vote, you must instruct your broker, bank or other nominee how to vote. Your broker, bank or other nominee cannot vote your shares of Common Stock without your instructions.

Depending upon your broker, bank or other nominee, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

Because the election of directors at the Annual Meeting is contested, do NOT vote “for” more than nine director nominees in total. If you vote “for” more than nine director nominees, your votes on the election of directors will be invalid and will not be counted.

Since only your latest-dated proxy card will count, we urge you not to return any proxy card you receive from the Company or Oasis. Even if you return the Company’s proxy card marked “withhold” as a protest against the Company’s director nominees, it will revoke any proxy card you may have previously sent to us. So please make certain that the latest-dated proxy card you return is the GOLD proxy card.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Meyer’s proxy materials, please contact InvestorCom at the phone numbers listed below:

1055 Washington Boulevard – Suite 520

Stamford, CT 06901

Toll Free (877) 972-0090

Banks and Brokers call collect (203) 972-9300

proxy@investor-com.com

BACKGROUND TO THE SOLICITATION

The following is a chronology of material events leading up to this proxy solicitation. This chronology does not purport to describe every event, point of contact or conversation between Meyer or his advisors and the Company, its advisors or members of the Board related to the solicitation.

On July 30, 2026, the Company announced that Bill Hornbuckle had been appointed to its Board of Directors, making him the tenth board member, joining Reggie Chambers, Sue Decker, Rob Katz, Iris Knobloch, Nadia Rawlinson, Hilary Schneider, Peter Vaughn, Michele Romanow and Bruce Sewell.

On September 2, 2026, the Company announced that director Susan Decker had informed the Company that she will not stand for reelection at the 2026 Annual Meeting and that the Board had approved a reduction in the size of the Board to nine members, effective at the Annual Meeting. The Company further disclosed that the Nominating & Governance Committee of the Board was conducting a search for an additional independent director and expected to complete that process in early 2027, after the Annual Meeting.

On September 2, 2026 Meyer placed a brief telephone call to a representative of Oasis Management Company Ltd to inform him of his potential intention to deliver a nomination notice to the Company. No agreement, coordination or request regarding voting was discussed, and Meyer has had no contact with Oasis since.

On September 3, 2026 Meyer reached out in writing to Peter Vaughn in his capacity as Chair of Vail’s Nominating and Governance Committee, to explore whether his background and perspective might be useful to the Board as the Company entered its next chapter, noting the Company’s announcement that Ms. Decker would not stand for reelection. Meyer indicated he had spent considerable time studying Vail, its strategy, capital allocation, competitive position, and the opportunities and challenges it faces. Meyer further noted his professional background offered substantial experience evaluating businesses, capital allocation decisions, corporate governance and long-term shareholder value creation, and he had given considerable thought to the specific strategic and financial opportunities that could benefit the Company. No response was received from Mr. Vaughn.

On September 9, 2026 Meyer sent an email to Vail’s Investor Relations Department requesting the email address for the Corporate Secretary of Vail Resorts. No response was received.

On September 9, 2026, Meyer sent timely Notice of Stockholder Nomination of a Director Candidate for Election at the 2026 Annual Meeting of Stockholders of Vail Resorts, Inc. — Submitted Pursuant to Article 9, Section 9(a) of the Company’s Second Amended and Restated Bylaws and Rule 14a-19 under the Securities Exchange Act of 1934 via overnight courier to Vail’s EVP, General Counsel & Corporate Secretary Julie DeCecco.

On September 11, 2026, the Company issued a press release announcing that Mr. Meyer and Oasis Management had each delivered to the Company notices of their intent to nominate individuals for election to the Board at the Annual Meeting.

On September 14, 2026, Vail’s VP of Investor Relations Connie Wang emailed Meyer asking to set a date for a video conference meeting with herself and Vail’s Chief Financial Officer Angela Korch. The meeting was set for 11:30am MT on September 18, 2026.

On September 17, 2026, Vail’s VP of Investor Relations Connie Wang emailed Meyer asking him to complete a 67-page director questionnaire and return it to her by September 23, 2026.

On September 18, 2026, Meyer had a video conference meeting with Vail CFO Angela Korch and Ms. Wang during which he provided information on his professional background and shared some ideas for tactical enhancements to Vail’s strategy. One such idea included using automated retail technology to enhance guest accessibility to food/beverage and reduce chokepoints in dining areas.

On September 22, 2026, Wang emailed Meyer to thank him for his time on the September 18th meeting and asked him to provide availability over the next two weeks for an interview (via video conference) with Chairperson/CEO Rob Katz and Peter Vaughn, the chair of Vail’s Nominating and Governance Committee.

On September 23, 2026, Ms. Wang confirmed a meeting time with Messrs. Katz and Vaughn for September 29, 2026.

On September 23, 2026, Meyer sent the completed director questionnaire to Ms. DeCecco and Ms. Wang and received confirmation via email from Ms. Wang that it was received.

On September 28, 2026, the Company reported financial results for the Q4 and FY fiscal 2026. Resort Reported EBITDA decreased by approximately 12% and net income attributable to Vail Resorts decreased by approximately 47% vs. the prior year period. During the call CEO/Chair Rob Katz stated “In the future, we’ll be adding technology to improve the guest experience in our restaurants.”

On September 28, 2026, the Company reported its financial results for the fourth quarter and full year of fiscal 2026 and issued guidance for fiscal 2027. The Company reported that its net income attributable to Vail Resorts, Inc. was $147.5 million for fiscal 2026 compared to $280.0 million for fiscal 2025, a decrease of over 47%. The Company further reported that pass product unit sales through September 18, 2026 for the upcoming ski season decreased approximately 12% as compared to the prior year period through September 19, 2025.

On September 29, 2026, Mr. Meyer met via videoconference with Messrs. Katz and Vaughn. Meyer discussed his ideas for operational improvements across the resorts, including broadening the functionality of the My Epic app and leveraging automation in the Dining and Equipment Rental areas.

During the meeting, Mr. Katz asked Meyer why he didn’t first contact the Company directly to express interest in the open board seat when the Company announced Sue Decker would not stand for reelection. Meyer indicated that he did in fact reach out to Mr. Vaughn on September 3, 2026 and received no response. It was at this point that Mr. Vaughn offered that he only monitors his ‘focused inbox’ because he gets so many messages in his regular inbox and so was not aware of Meyer’s outreach until weeks after it was sent.

Asked by Mr. Katz about his intentions if he gets elected to the Company board, Meyer responded that he’d aim to provide a thoughtful and valuable perspective to support the Company in executing on its long-term strategy.

On October 30, 2026, Meyer filed a preliminary proxy statement with the SEC in connection with the solicitation of proxies from the Stockholders with respect to the 2026 Annual Meeting.

On October 30, 2026 Meyer submitted a books and records request to the Company pursuant to Section 220 of the Delaware General Corporation Law.

On November 6, 2026, Meyer sent a letter to D. Bruce Sewell, the Company’s Lead Independent Director with a cc to Mr. Vaughn and Mr. Katz to discuss a potential settlement of Meyer’s proxy solicitation.

On November 10, 2026, Meyer filed this definitive proxy statement with the SEC.

REASONS FOR THE SOLICITATION

Vail Resorts possesses an exceptional portfolio of mountain resorts, a widely recognized season-pass platform and a mobile app with substantial untapped potential. Yet these advantages have not translated into satisfactory stockholder returns. Over the past five years, Vail’s stock has materially underperformed the broader market and relevant sector indices, raising fundamental questions about the Company’s operating execution, capital allocation and Board oversight. Stockholders should not have to accept persistent underperformance simply because the business is exposed to unpredictable weather. We believe the Company’s long term strategy is defensible but execution can be substantially improved.

Five Years of Share Price Underperformance

Five years of share price underperformance

$100 invested in Vail on October 26, 2021 is worth $52.30 as of October 23, 2026, even with every dividend reinvested.

MTN share price (excludes dividends)
$400
$300
$200
$100
$0
Oct 26, 2021
$351.05
-$204.48 per share
-58.25%
Oct 23, 2026
$146.57
2022
2023
2024
2025
2026

Value of $100 invested
$100 invested
NYSE Composite (price only)
$140.67
+40.67%
Russell Midcap¹ (price only)
$131.67
+31.67%
Dow Jones U.S. Travel & Leisure (price only)
$118.30
+18.30%
Vail Resorts (with dividends)
$52.30
-47.70%

Total return assumes all dividends are reinvested on the ex-dividend date; MTN dividends of $41.18 per share with ex-dates from December 27, 2021 through October 8, 2026. Period: close of October 26, 2021 to close of October 23, 2026.

Left panel shows share price only (–58.25% excluding dividends); MTN chart plots daily closes on the start and end dates and month-end closes in between.

Benchmarks are shown on a price-only basis (dividends excluded), which understates their returns; Vail Resorts includes reinvested dividends. [1]Russell Midcap measured by closing prices of the iShares Russell Mid-Cap ETF (IWR), which also reflect fund expenses. Sources: MTN, IWR, NYSE Composite (17,145.15 to 24,117.27) and Dow Jones U.S. Travel & Leisure (1,459.51 to 1,726.67) closing prices per Yahoo Finance and Barchart.

Past performance is not indicative of future results.

A stockholder who invested $100 in Vail Resorts at the close on October 26, 2021, with all dividends reinvested, held only approximately $52.30 as of October 23, 2026. Excluding dividends, the share price fell from $351.05 to $146.57, a decline of $204.48, or 58.25%. Over the same period, $100 invested in the NYSE Composite, the Russell Midcap and the Dow Jones U.S. Travel & Leisure indices, without dividends reinvested, would have grown to $140.67, $131.67 and $118.30, respectively.2

[2]	Nominee calculation for the period from the close of trading on October 26, 2021 through the close of trading on October 23, 2026. Total return for Vail Resorts assumes all dividends are reinvested at the closing price on each ex-dividend date (dividends of $41.18 per share, with ex-dividend dates from December 27, 2021 through October 8, 2026). Index returns are calculated on a price-only basis, excluding dividends; the Russell Midcap return is measured using closing prices of the iShares Russell Mid-Cap ETF (IWR). Closing prices per Yahoo Finance and Barchart.

$1.4 Billion of New Capital, No Growth in EBITDA

The challenges extend beyond a single difficult ski season. Fiscal 2026 Resort Reported EBITDA declined to $745.7 million from $844.1 million in fiscal 2025, and net income attributable to Vail Resorts fell to $147.5 million from $280.0 million. North American pass-product unit sales for the upcoming season were down approximately 12% through September 18, 2026 compared with the prior-year period.3 Historically poor snowfall contributed materially to the fiscal 2026 decline, but these results underscore the need for a more resilient operating model, stronger customer retention, and strategic and capital-allocation decisions that earn attractive returns across a range of conditions.

Return on Invested Capital (ROIC) Is Declining

[3]	Vail Resorts, Inc., press release, “Vail Resorts Reports Fourth Quarter and Full Year Fiscal 2026 Results and Provides Fiscal 2027 Outlook,” September 28, 2026.

We believe ROIC is the clearest measure of how efficiently management deploys stockholders’ capital. Vail’s ROIC fell from 14.0% in fiscal 2022 to 9.0% in fiscal 2026, even as the Company invested approximately $1.4 billion in capital expenditures and acquisitions.4

Free Cash Flow Margins Are Declining

We believe the Company’s recent operating results demonstrate that the Board would benefit from a new, independent director with the experience to support improved execution of Vail’s strategy.

Operating Margins Are Declining

[4]	Nominee calculation from the Company’s Forms 10-K. ROIC = income from operations × (1 − effective tax rate) ÷ average invested capital, where invested capital is long-term debt (including the current portion) plus total stockholders’ equity (including noncontrolling interests) minus cash and cash equivalents.

Mr. Meyer is not seeking to disrupt Vail’s core strategy, which he believes remains sound. He believes execution and accountability can be improved. Mr. Meyer has spent his career building and operating businesses with substantial fixed physical assets and demand that fluctuates with weather, seasonality and other factors outside management’s control – the same economic structure as a ski resort. If elected, he would focus on extracting greater productivity from Vail’s existing assets, improving the economics of guest spending across lift access, equipment rentals and dining, and testing investments against realistic operating scenarios and measurable returns.

Electing Mr. Meyer would add a complementary, independent, stockholder-focused operating perspective to the Board. The goal is not change for its own sake. It is to ensure that Vail’s considerable competitive advantages translate more consistently into stronger financial performance, a more resilient business and sustainable long-term stockholder value.

What follows is a partial list of observations and considerations which we believe can lead to substantially better financial results.

Meanwhile, Leverage Continues to Rise

Net debt to EBITDA has risen every year since fiscal 2022, from 2.0x to 3.9x, as net debt has grown and free cash flow has fallen by more than half.5

[5]	Nominee calculations. Net debt follows the Company’s earnings-release definition: long-term debt plus the current portion, less cash and cash equivalents. It excludes operating lease liabilities (approximately $250 million or more), which many data vendors include. For fiscal 2026, the Company also deducted short-term certificates of deposit ($37.1 million). Free cash flow is net cash provided by operating activities less capital expenditures, as reported in the Company’s Forms 10-K; fiscal 2022–2025 operating cash flow reflects restated figures from later Forms 10-K. EBITDA is the Company’s Total Reported EBITDA (Resort plus Real Estate Reported EBITDA), a non-GAAP measure and the denominator the Company uses for its own leverage ratio; using Resort Reported EBITDA alone, fiscal 2026 net debt to EBITDA is also 3.9x. Sources: Vail Resorts, Inc., Annual Report on Form 10-K for the fiscal year ended July 31, 2026, filed with the SEC on September 28, 2026; Vail Resorts, Inc., press releases announcing fiscal 2024 and fiscal 2023 fourth quarter and full year results, September 26, 2024 and September 28, 2023, respectively.

Fiscal year	Operating cash flow	Capex	Free cash flow	Net debt	Net debt ÷ FCF
FY2022	710.5	192.8	517.7	1,626.6	3.1x
FY2023	637.9	314.9	323.0	2,256.9	7.0x
FY2024	589.0	211.2	377.8	2,455.9	6.5x
FY2025	554.9	235.2	319.7	2,754.0	8.6x
FY2026	479.6	231.6	248.0	2,917.9	11.8x

Net debt ÷ EBITDA

Fiscal year	Resort EBITDA	Real estate EBITDA	Total EBITDA	Net debt	Net debt ÷ EBITDA
FY2022	836.9	-3.9	833.0	1,626.6	2.0x
FY2023	834.8	-1.7	833.1	2,256.9	2.7x
FY2024	825.1	1.5	826.6	2,455.9	3.0x
FY2025	844.1	18.6	862.8	2,754.0	3.2x
FY2026	745.7	7.4	753.0	2,917.9	3.9x

Net Debt Components

Fiscal year	Total debt	Cash & CDs	Net debt
FY2022	2,734.1	1,107.4	1,626.6
FY2023	2,819.8	563.0	2,256.9
FY2024	2,778.8	322.8	2,455.9
FY2025	3,194.3	440.3	2,754.0
FY2026	3,186.4	268.5	2,917.9

SUBSTANTIAL OPPORTUNITIES EXIST AT VAIL TO CREATE VALUE FOR STOCKHOLDERS

Vail’s shares closed at $146.57 on October 23, 2026. Here is what we believe it would take for them to be worth approximately $300 per share by fiscal 2029: the Company would need to do three things. None of them requires a change in strategy, and each is measured against Vail’s own guidance or recent history. First, Resort Reported EBITDA would need to reach approximately $1.0 billion. That is about $3.3 billion of Resort net revenue, or 3% annual growth from the Company’s fiscal 2027 guidance, at a 30.3% margin, still below the 33.1% Vail earned in fiscal 2022. On its own, that recovery would imply approximately $228 per share at today’s valuation multiple of 11.3 times EBITDA. Second, restoring investor confidence would need to return Vail’s valuation to approximately 13.75 times EBITDA, the multiple the market applied to the Company at the end of fiscal 2022 and fiscal 2023. That would add approximately $68 per share. Third, aligning distributions with free cash flow and reducing net debt by approximately $140 million a year, to about $2.5 billion, would add approximately $12 per share. Together, these steps imply approximately $307 per share, still below the $351.05 at which the stock closed five years earlier.6

[6]	Nominee calculation. Implied value per share = (Resort Reported EBITDA × enterprise value/EBITDA multiple − net debt − noncontrolling interests) ÷ shares outstanding. Starting point: October 23, 2026 closing price of $146.57; 35,635,298 shares outstanding (Form 10-K cover page); net debt of $2,917.9 million (total debt of $3,186.4 million less cash, cash equivalents and short-term certificates of deposit of $268.5 million at July 31, 2026); noncontrolling interests of $316.9 million; implied multiple of 11.3x fiscal 2026 Resort Reported EBITDA of $745.7 million. Fiscal 2027 guidance of $3,108 million of Resort net revenue at the midpoint per Vail Resorts, Inc., press release, “Vail Resorts Reports Fourth Quarter and Full Year Fiscal 2026 Results and Provides Fiscal 2027 Outlook,” September 28, 2026. Fiscal 2022 Resort EBITDA margin of 33.1% = Resort Reported EBITDA of $836.9 million ÷ Resort net revenue of $2,525.2 million, per the Company’s Form 10-K for fiscal 2022. Multiples of 13.6x (fiscal 2022) and 13.9x (fiscal 2023) = closing share price on the last trading day of the fiscal year × shares outstanding per the Form 10-K cover page, plus long-term debt including the current portion, less cash and cash equivalents, plus noncontrolling interests, divided by fiscal-year Resort Reported EBITDA. Share count and noncontrolling interests are held at fiscal 2026 levels.

No single lever reaches $300 on its own: getting there requires better operating execution, disciplined capital allocation and a stronger balance sheet at the same time. We believe these are the areas where the Board needs a stronger operating and capital-markets perspective, and where Mr. Meyer would focus. These figures illustrate how equity value responds to changes in EBITDA, valuation and leverage. They are not a prediction of the price at which Vail’s stock will trade.

What it would take to reach $300/share

Illustrative, by fiscal 2029

$400
$300
$200
$100
$0
$351.05 — close on Oct 26, 2021
$300
$146.57
+$81
+$68
+$12
≈$307
Oct 23, 2026 close
1. EBITDA to $1.0 billion (30.3% margin)
2. Multiple to 13.75x (FY22–23 level)
3. Net debt to $2.5 billion
Implied value per share

Illustration of the sensitivity of equity value to EBITDA, valuation multiple and leverage; not a prediction of the price at which Vail Resorts' stock will trade. Implied value per share = (Resort Reported EBITDA × EV/EBITDA multiple − net debt − noncontrolling interests) ÷ shares outstanding.

Starting point: October 23, 2026 close of $146.57; 35,635,298 shares (Form 10-K cover); net debt $2,917.9M (total debt $3,186.4M less cash, cash equivalents and certificates of deposit of $268.5M at July 31, 2026); noncontrolling interests $316.9M; implied multiple 11.3x fiscal 2026 Resort Reported EBITDA of $745.7M.

1. $1.0B Resort Reported EBITDA = ~$3.3B Resort net revenue (3% annual growth from fiscal 2027 guidance of $3,108M) at a 30.3% margin, vs. 33.1% in fiscal 2022. 2. 13.75x = Vail's EV/EBITDA at fiscal year-end 2022 (13.6x) and 2023 (13.9x), nominee calculation.

3. ~$140M per year of debt reduction for three years. Share count and noncontrolling interests held at fiscal 2026 levels. Sources: Vail Resorts Forms 10-K (fiscal 2022–2026); press release, September 28, 2026; closing prices per Yahoo Finance and Barchart.

Keep the Strategy. Fix the Execution.

We see two broad opportunities to create value: driving growth from Vail’s core assets and improving capital allocation.

Opportunity 1: Drive Growth from Core Assets

Drive more pass and ticket sales by improving the guest experience. Mr. Meyer has identified several ways to do so, outlined below.

●	Double Durable Moat Potential: Add a Durable Digital Moat to Vail’s Physical Moat

Vail can build a second moat around its irreplaceable network of physical resorts: a valuable digital ecosystem centered on the My Epic app, which can deliver a far broader array of products and services to guests. We believe Vail’s valuation multiple would expand as the Company demonstrates that more guests rely on its digital ecosystem across multiple touchpoints.7

Double durable moat: add a digital moat to Vail's physical one

Irreplaceable mountains plus a digital ecosystem guests use every day can produce growing, durable cash flow

Moat 1: Physical

What Vail owns today

- 42 mountain resorts across North America, Europe and Australia
- Scarce, permitted terrain that cannot be replicated
- Epic Pass network effect: one pass, many destinations
- Lodging, ski school, rental, dining and retail on-mountain

MOAT 2 · DIGITAL
MOAT 1 · PHYSICAL · 42 RESORTS
Andermatt-Sedrun
Crans-Montana
Vail Mountain
Beaver Creek
Breckenridge
Keystone
Crested Butte
Park City
Heavenly
Northstar
Kirkwood
Stevens Pass
Whistler Blackcomb
Stowe
Okemo
Mount Snow
Mount Sunapee
Attitash
Wildcat
Crotched
Hunter
Seven Springs
Hidden Valley (PA)
Laurel Mountain
Liberty
Roundtop
Whitetail
Jack Frost
Big Boulder
Alpine Valley
Boston Mills
Brandywine
Mad River
Mt. Brighton
Afton Alps
Wilmot
Paoli Peaks
Hidden Valley (MO)
Snow Creek
Perisher
Falls Creek
Hotham
Growing, durable cash flow
Owned today
To be built

Moat 2: Digital ecosystem

What Vail can build on the My Epic app

1. **An installed base few companies have**

   Millions of guests already carry My Epic on their phones[1]. Today's features only scratch the surface.

2. **Order food from the chairlift**

   Order and pay in the app, ski down, pick up at the lodge: more F&B sales, less crowding. Sweetgreen gets ~66% of revenue from digital channels[2]; a fit for the younger guests Vail is courting.

3. **Connect skiers with each other (SoLoMo)**

   Opt-in matching with skiers of similar ability to ride together. A stickier Epic Pass, with a possible paid premium tier.

4. **Gamify the mountain experience: Leaderboards**

   Leaderboards like those in Alterra's Ikon Pass app[3], plus bonus points that steer guests to less-crowded lifts and trails.

5. **Crowdsourced operations monitoring**

   Guests pin hazards, bare spots, long lines and dirty facilities with photos, as SeeClickFix does for cities, giving managers real-time visibility before problems hurt the guest experience.

The more guests rely on the My Epic ecosystem, the more durable Vail's cash flow, and the higher the multiple its stock should earn

[1] Third-party estimate (AppGoblin) of ~5.7 million iOS installs; Vail does not disclose download figures.
[2] Sweetgreen, Inc., Q2 2026 results: Total Digital Revenue Percentage of 66.3% for the 13 weeks ended June 28, 2026.
[3] Ikon Pass app leaderboard ranks the top 25 guests by days, lifts and vertical feet at each destination (Alterra Mountain Company, 2025/26 season).

[7]	Michael A. Cusumano, Annabelle Gawer, David B. Yoffie, Sarah von Bargen and Kwesi Acquay, “The Impact of Platform Business Models on the Valuations of Unicorn Companies,” Information and Organization, Vol. 34, No. 3 (September 2024), Article 100521 (finding that “companies with some elements of a platform business model commanded a significantly higher average valuation” than non-platform companies), available at https://doi.org/10.1016/j.infoandorg.2024.100521.

Vail has done a commendable job building the My Epic app, which had an installed base of over 2 million users as of fiscal 2025,8 and loading it with first-generation functionality. That said, we believe current functionality only scratches the surface of what the app could deliver. Potential enhancements include:

●	App-based On Mountain Advance Food Ordering. Leading fast-casual chains such as Sweetgreen now generate approximately two-thirds of their revenue through digital channels.[9] Today, the My Epic app can be used only to pay at the register. Vail should let guests order and pay for lodge-prepared food and drinks directly in the app – for example, from a chairlift during what is now dead time – then ski down and pick up the order at the lodge. This would enhance the guest experience, increase F&B sales and reduce crowding in dining areas for guests who prefer to order in person. It would resonate particularly with the younger guests Vail is courting with its lower-priced passes.

●	Foster Guest Connections via SoLoMo Functionality of the My Epic app. Swipe Right to Find a Ski Buddy. The My Epic app could offer an opt-in feature to use guests’ real-time location to connect skiers and riders at any Vail resort. Guests who opt in could find others of similar ability to take a few laps together, whether a group of advanced skiers looking for a bump run or two beginners practicing what they just learned in a lesson. We believe this would enhance the experience for guests who prefer company vs. skiing alone and make the Epic Pass ecosystem stickier with increased renewal rates and lower churn. Premium matching features could also become a new, paid revenue stream.

Independent apps have begun offering similar matching services but lack critical mass. My Epic’s base of more than 2 million users would provide that critical mass immediately. This concept supports the Company’s stated goal of making the sport more inclusive by giving solo guests a social experience at Vail resorts. We believe it could be a relatively low-cost way to drive growth from an underserved group of guests and differentiate the Epic Pass from its main competitor.

●	Gamify the Mountain Experience: Leaderboards. Alterra’s Ikon Pass app offers leaderboards that let guests compare their stats with others across each mountain and the broader network. My Epic should offer the same and go further: bonus points for riding certain lifts or skiing certain trails could help resort managers steer guests to less-crowded terrain, improving the experience for everyone.

●	Operational Monitoring from crowdsourced input via the My Epic App. Many municipalities use the SeeClickFix app to let residents drop pins, upload photos and track repairs. Vail guests should similarly be able to report issues directly from the app – unmarked bare spots or other hazards, excessive lift lines, dirty restrooms or messy dining areas – giving resort and Company executives real-time visibility into problems before they further detract from the guest experience.

[8]	Vail Resorts, Inc., Investor Conference presentation, March 17, 2026, p. 74.

[9]	Sweetgreen, Inc., press release, “Sweetgreen, Inc. Announces Second Quarter 2026 Financial Results,” August 6, 2026, available at https://investor.sweetgreen.com/press/news-details/2026/Sweetgreen-Inc--Announces-Second-Quarter-2026-Financial-Results/default.aspx.

Taken together, we believe these initiatives could meaningfully improve the guest experience, increase pass and ticket sales and renewal rates, and in turn improve earnings, cash flow and stockholder value.

Leverage Automation to Grow Ancillary Revenue

Growing ancillary revenue from gear and food & beverage is one of the growth priorities Vail outlined at its March 17, 2026 Investor Conference.

●	Embrace Automated Delivery of F&B. According to Vail’s March 17, 2026 Investor Conference presentation (p. 67), dining capture remains nine points below pre-pandemic levels (52% in fiscal 2025 versus 61% in fiscal 2019).[10] The presentation cites ‘Capacity constraints and wait times’ as reasons guests give for not purchasing food and beverage at Vail facilities. Today, guests typically have to wait in two queues: one to choose/collect their food and another to pay.

●	We believe Vail can streamline dining with automated retail technology, such as cashierless smart coolers and food lanes, so guests who want a quick bite can get back on the slopes without queuing in a crowded dining area. Guests would scan their Epic Pass or payment card, take what they want and walk out. These systems use AI, weight sensors and cameras to identify which items each customer takes and charge accordingly, without the chokepoint of a cashier.[11]

[10]	Vail Resorts, Inc., Investor Conference presentation, March 17, 2026, p. 67.

[11]	Wangoo Lee and Lu Lu (Temple University, School of Sport, Tourism and Hospitality Management), “Lined Up? Examining a ‘Waiting Line’ Effect in Technology-Enabled Restaurant Menu Ordering,” Journal of Hospitality & Tourism Research, Vol. 49, No. 3 (2025), pp. 433–448 (first published online 2023), available at https://doi.org/10.1177/10963480231211741.

●	Smart coolers could be placed at lift bases, lodges, ski-school areas, rental shops and other high-traffic locations, offering beverages, snacks, sandwiches and other grab-and-go items. They would capture sales at moments when guests have little time to wait, and in locations where a staffed outlet is impractical. These unattended stations could similarly sell key retail merchandise such as hand warmers, sunscreen and lip balm at various convenient locations around the mountain. We believe this would result in increased retail sales, enhanced convenience, and happier guests.

●	Buying a sports drink and a protein bar should take seconds. Faster service would drive more sales and reduce crowding, benefiting both guests eager to get back on the snow and those looking for a leisurely meal. Mr. Meyer spent nearly two decades building businesses that used automation to deliver physical products to customers quickly and efficiently, achieving high margins and industry leading Net Promoter Scores.[12]

Mr. Meyer discussed such innovations on his September 18, 2026 call with CFO Angela Korch and was encouraged to hear CEO Rob Katz say on the September 28, 2026 earnings call that “In the future, we’ll be adding technology to improve the guest experience in our restaurants.”13

●	Gear Rental. We applaud Vail’s focus on improving the gear experience, a significant opportunity to grow ancillary revenue. As in food and beverage, automated retail technology can improve gear rental, particularly last-mile pick-up and drop-off. Vail’s own breakdown of gear unit economics shows that labor, both overhead and variable, makes up the largest share of rental costs[14]. We believe automation can make that labor more efficient and raise unit contribution margins.

Make Epic Pass the “Amazon Prime of the Mountains”

Amazon Prime is widely recognized as an incredibly successful implementation of a membership service that utilizes bundling of services around a core value proposition to drive growth, retention and customer satisfaction.15 To create an Amazon Prime-style flywheel for the Epic Pass, Vail Resorts needs to shift the consumer mindset from a seasonal ticket product to an annual mountain lifestyle membership. Currently, the Epic Pass offers incredible seasonal core value (access to mountains), but it experiences a natural off-season drop-off and faces intense competition from Alterra's Ikon Pass. By bundling digital services, year-round lifestyle perks, local in-town restaurant benefits, and third-party partnerships, Vail can leverage behavioral economics and loss aversion psychology to expand the value of its ecosystem, increase customer lock-in and reduce weather-related churn.

[12]	Outerwall Inc., Current Report (Form 8-K), Exhibit 99.1 (Mar. 4, 2013) (citing YouGov BrandIndex, 2013).

[13]	Vail Resorts, Inc., fiscal 2026 fourth quarter and full year earnings conference call, September 28, 2026.

[14]	Vail Resorts, Inc., Investor Conference presentation, March 17, 2026, p. 57.

[15]	Junhao Hu, “An Analysis of Amazon’s Market Management Strategies in the Digital Age,” Advances in Economics, Management and Political Sciences, vol. 199, no. 1 (July 2025), pp. 212–218.

We believe there are significant opportunities to bundle services that customers genuinely value, that Vail can deliver at attractive incremental cost, and that create additional revenue or strengthen retention. We encourage Vail’s marketing team to look closely at the types of services that were bundled into Amazon Prime through its key growth phase to consider what might be feasible and resonate with Epic Pass members.

Competitive Position and Passholder Acquisition

Alterra's Ikon Pass has materially expanded its resort network, intensifying competition for multi-resort passholders. At the same time, Vail Resorts has recently reported declines in Epic Pass product sales, including a 12% year-over-year decline in units through September 18, 202616. Although publicly available data do not establish whether Ikon has gained pass-sales market share at Epic's expense, these trends warrant a rigorous assessment of Vail's competitive positioning, customer acquisition and retention.

●	Targeted Customer Acquisition Through Competitive Pass Conversions. We believe Vail should offer a limited-time introductory discount on Epic Pass products to skiers who bought an Ikon Pass last season but have not recently bought an Epic Pass. These skiers have already shown they will commit up front to a multi-resort pass. Lowering the cost of switching could bring them into Vail’s network, introduce them to its lodging, dining and rental services, and build the loyalty needed for full-price renewals. The program could run as a measurable pilot with eligibility verification, a limited duration and clear metrics – incremental pass sales, customer acquisition cost, utilization, ancillary spending, contribution margin and second-year renewal rates – to separate genuinely new demand from discounts to customers who would have bought anyway. At a minimum, Vail should use “conquesting” to target Alterra’s audiences through online search advertising.

Pricing Strategy and Segment Monetization

●	Vail’s Pricing Strategy Should Reflect Today’s K-Shaped Economy

Today’s bifurcated K-shaped economy continues to see a widening gap between thriving upper-income earners and financially pressured middle-to-lower-income cohorts. Economic data from institutions like the Federal Reserve Bank of New York and macroeconomic reports from Morgan Stanley demonstrate that while the top tier of households continues to expand discretionary spending fueled by strong asset values, the broader base is actively dealing with a tightening cost-of-living squeeze.17 An optimal corporate pricing strategy within an uneven consumer landscape requires an adaptable approach that captures premium dollars from the top of the "K" via elevated, high-margin hospitality additions, while simultaneously protecting volume by offering accessible, flexible value tiers to prevent middle-class attrition.

[16]	Vail Resorts, Inc., Annual Report on Form 10-K for the fiscal year ended July 31, 2026, filed w/the SEC September 28, 2026

[17]	Morgan Stanley, “How to Invest in a ‘K-Shaped’ Economy,” November 5, 2025, available at https://www.morganstanley.com/insights/articles/k-shaped-economy-investor-guide-2025.

Pricing for a K-shaped economy

Capture premium dollars at the top of the "K" while protecting volume at the bottom

Affluent guests:
spending rising
One mountain network
Middle-income guests:
cost-of-living squeeze

Upper K: premium add-ons

Goal: high-margin yield

- Private early-morning mountain buyouts
- Private-room alpine dining experiences
- eVTOL aerial experiences
- All-inclusive backcountry guide services and after-hours excursions
- Study a priority-access tier (cf. Alterra's Reserve Pass) at select destinations

Low-impact by design: none of these limit the general public's access to the mountain. Epic Ascent is a step in the right direction but may not scale across Vail's 42 resorts.

Lower K: accessible ticket pricing

Goal: protect volume, widen the funnel

- Protect the core Epic Pass guest
- Rethink punitive day-of window ticket pricing
- Introductory rates for first-time skiers
- One simple, clearly communicated menu of discounted options
- Keep the on-ramp open for younger and middle-income skiers

Today: peak holiday walk-up window tickets exceed $350.[1] Steep walk-up pricing has driven pass sales, but we believe it has reached its limit and risks losing the next generation of skiers.

Price for both arms of the K: premium yield at the top, volume and new skiers at the bottom

[1] Klara Meyer, "Peak holiday prices meet limited terrain at Park City resorts," The Park Record, December 30, 2025. Conceptual illustration; not drawn to scale. Initiatives shown are the nominee's proposals.

●	Upper K: Premium Add-Ons/hospitality additions. We believe there is substantial untapped potential for Vail to offer high-margin premium services/experiences to its more affluent passholders by offering specialized, low-impact add-ons that do not infringe on the general public's mountain access, such as private early-morning mountain buyouts, private-room alpine dining experience, eVTOL drone experiences, all-inclusive backcountry guide services and after-hours mountain excursions. A version of Alterra’s “Reserve Pass” Priority Access should be studied for select destinations. The Company’s recently announced Epic Ascent initiative is a step in the right direction, but one that may not be easily scalable across a majority of Vail’s 42 resorts.

●	Lower K: More Accessible Ticket Pricing. While steep increases in walk-up lift ticket prices (over $350 for a peak holiday window ticket)[18] have historically helped drive pass sales, we believe this approach has reached its limit and risks alienating the casual, price-sensitive on-ramp for younger and middle-class skiers. The Epic Friend Ticket program launched for the 2025/26 season was a good start, but it is available only to friends of pass holders. If the Company’s goal is to widen the top of the sales funnel and make the sport more inclusive, reasonably priced daily tickets should also be made available to guests who lack a pass-holder friend or cannot plan 30 or more days ahead. Consider an introductory price for verified first-time skiers. In recent years, Vail’s discounted day pass options have become an alphabet soup of offerings that are difficult to understand and not clearly/consistently communicated.

[18]	Klara Meyer, “Peak holiday prices meet limited terrain at Park City resorts,” The Park Record, December 30, 2025, available at https://www.parkrecord.com/2025/12/30/peak-holiday-prices-meet-limited-terrain-at-park-city-resorts/.

●	Creative Initiatives to Shift Demand to Off Peak Periods. We applaud the Company’s off-peak pricing experiments and hope they are expanded if results confirm their value. We believe Vail should also research partnering with airlines, hotels and other travel providers with excess capacity to bring first-time, incremental guests to select resorts at discounted off-peak rates. Given the business’s high operating leverage, these incremental visits should convert strongly to free cash flow.

●	Promote Off-Season Programming to Increase Utilization of the Company’s Resorts. We believe there are numerous opportunities to draw more guests to the Company’s resorts after the ski season ends.

Back-end Standardization without Customer-Facing Homogenization

●	Preserve the Distinctive Character of Each Mountain. Much of the Epic Pass’s value lies in access to a range of distinct resorts, and that value is diminished when guests feel the experiences have been homogenized. Vail Resorts’ scale creates meaningful opportunities to standardize procurement, technology and other back-office functions, but those efficiencies should not erode the character that differentiates each mountain. Vermont Public, for example, reported concerns following Vail’s acquisitions of Stowe, Okemo and Mount Snow that resort websites had begun to look alike and that Stowe’s summit café had replaced local coffee with Starbucks.[19] Vail should preserve local identity, heritage and decision-making where they drive customer loyalty and pricing power, and standardize where scale demonstrably improves efficiency.

●	Uniform Culture or Local Excellence? Company executives have advocated a “uniform culture” across all of Vail’s properties.[20] We believe the focus should instead be on delivering the best guest experience at each property. A single culture is an unnatural fit for regions as dispersed as Australia, British Columbia, Colorado, Pennsylvania and Vermont. Dining areas need not look identical, and marketing need not share subject lines or stock images. Many of these customer-facing choices cost little or nothing, yet they would blunt the “McVailing” critique. We believe this distinction – back-end standardization without customer-facing homogenization – is a missing link in the execution of Vail’s strategy and would improve the guest experience, employee satisfaction and financial results.

[19]	Sabine Poux, “How has Vail’s acquisition of Vermont ski areas impacted locals?,” Brave Little State, Vermont Public, December 5, 2024, available at https://www.vermontpublic.org/podcast/brave-little-state/2024-12-05/how-has-vails-acquisition-of-vermont-ski-areas-impacted-locals.
[20]	“The Strength of Our Network: What it Means for Employees, Guests, and Shareholders”, Epic by Nature podcast (minute 5:49), Vail Resorts, Inc., June 23, 2026.

●	Marketing Execution Has Sometimes Failed to Reflect Individual Resort Identity. Industry trade publication Ski Area Management has documented specific examples of generic marketing execution at Vail Resorts. In its 2024 review of resort marketing, the publication criticized Vail’s Northeast properties—Stowe, Mount Snow and Wildcat—for sending marketing emails at the same time, frequently using the same subject lines. In its 2025 review, the publication criticized a Mount Snow digital advertisement for using imagery apparently depicting a tubing experience unavailable at Mount Snow and for combining unrelated promotional messages. These examples show how centralized marketing can put efficiency ahead of authenticity. Vail’s marketing should be judged not only on cost and conversion, but also on the accuracy and local relevance of each resort’s communications.

VAIL’S PEOPLE: THE KEY TO UNLOCKING VALUE

An Exceptional Workforce Deserves a Clear Vision and an Understanding of Where It Fits

On its September 28, 2026 earnings call, Vail said it hires only 11% of applicants for front-line positions.21 That is an enviable position, but each employee is only as effective as the training and support he or she receives, including a clear understanding of how the role fits the Company’s strategy. A lift attendant should understand that how he or she treats guests directly affects their experience and their likelihood of buying a pass next season.

●	Improved management of front-line employees. Better front-line management would significantly enhance the guest experience through basics such as greeting guests, wiping snow off chairs, moving snow where it is needed and consistently marking bare spots and other hazards. We believe the resorts once executed these basics more consistently.

●	We believe Vail would benefit from a tool, such as the Balanced Scorecard framework, to link every employee’s day-to-day work to the Company’s strategy. Every lift attendant, cashier, ski patroller and groomer operator should know the strategy and how his or her work contributes to it. The strategy map below illustrates how such a framework could apply to Vail.

[21]	Vail Resorts, Inc., fiscal 2026 fourth quarter and full year earnings conference call, September 28, 2026.

A STRATEGY MAP for Vail Resorts: from better governance to durable stockholder returns

Proposed by nominee Gregory S. Meyer · balanced scorecard framework · each layer drives the one above it

FINANCIAL
How do we reward stockholders?
Restore free cash flow margin
FCF margin; FCF growth
Durable, growing cash flow & TSR
Relative TSR vs. peers
Raise return on invested capital
ROIC above cost of capital
Earn a higher valuation multiple
EV / EBITDA vs. peers
Dividend covered by free cash flow
Dividends / FCF below 100%
GUEST
What must we deliver to guests?
Shorter lines, less crowding
Lift & dining wait times
Better on-mountain food & service
F&B spend; ratings
A stickier Epic Pass ecosystem
Pass renewal rate
Grow volume, not just price
Pass units; skier visits
Win the next generation of skiers
Under-30 pass holders
OPERATIONS
Which processes must we excel at?
Throughput at the point of transaction
Guests served per hour
My Epic as a digital platform: ordering, social, leaderboards
Active app users; digital F&B share
Real-time ops monitoring from guest reports
Issues logged & resolved
Capex ranked by return
Post-investment return reviews
Acquisitions reported against targets
Andermatt & Crans-Montana vs. promises
GOVERNANCE & PEOPLE
What must the board and team bring?
Engaged, well-staffed frontline teams
Retention; staffing levels
Board with operating, digital & capital-markets expertise
Board skills matrix
Directors who own stock they bought
Open-market director purchases
Pay tied to ROIC, relative TSR & guest outcomes
Performance-based share of pay
Transparent disclosure
Resort- & deal-level reporting

Arrows show cause and effect: stronger governance and incentives improve operations, which improve the guest experience, which drives financial results.
Measures shown in italics are illustrative.

Opportunity 2: Improve Capital Allocation

Vail made many strategically sound resort acquisitions between 2008 and 2021 that contributed strongly to its success, and we support buying key resorts opportunistically and with discipline. The Company’s most recent acquisitions, the purchase of two Swiss resorts with limited name recognition among North American skiers, at premium multiples, appears to depart from that discipline.

The Swiss Acquisitions: Promised Returns, Undisclosed Results

Under the Company’s prior CEO, and with the approval of the Board then in place, Vail Resorts committed approximately CHF 267.5 million to acquire controlling interests in two Swiss ski resorts. More than two years after the first deal’s promised EBITDA milestone, to our knowledge, stockholders still have not been told whether either investment has delivered the returns management promised.

Andermatt-Sedrun. In March 2022, the Company announced a CHF 149 million investment for a 55% stake in Andermatt-Sedrun, which closed in August 2022.22 At announcement, management told stockholders the resort would generate “over CHF 5 million of EBITDA” in the fiscal year ending July 31, 2024, and “over CHF 20 million of annual EBITDA in five to seven years.”23 The Company’s only subsequent EBITDA figure combined Andermatt-Sedrun with the Seven Springs Resorts acquired the year before.24 To our knowledge, the Company has not reported whether Andermatt-Sedrun met its fiscal 2024 target.

[22]	Vail Resorts, Inc., press releases, “Vail Resorts to Acquire Majority Stake in and Operate Andermatt-Sedrun Sport AG,” March 28, 2022, and “Vail Resorts Closes on Acquisition of Andermatt-Sedrun Sport AG, a Leading Swiss Resort,” August 4, 2022.

[23]	Vail Resorts, Inc., press release, March 28, 2022.
[24]	Vail Resorts, Inc., press release announcing fiscal 2022 fourth quarter and full year results, September 28, 2022 (stating that Seven Springs Resorts and Andermatt-Sedrun were expected to contribute approximately $22 million of Resort Reported EBITDA in fiscal 2023, combined).

Crans-Montana. In November 2023, the Company announced the acquisition of a controlling interest in Crans-Montana Mountain Resort at a valuation of CHF 118.5 million for the resort operations, which closed in May 2024.25 Management projected approximately CHF 5 million of EBITDA in fiscal 2025, rising to “over CHF 15 million” a year after approximately CHF 30 million of further investment.26 In its first partial year, Crans-Montana reduced Resort Reported EBITDA by $11.1 million, including $7.9 million of acquisition, closing and integration expenses.27 For fiscal 2025, the first full year, the Company disclosed $15.4 million of incremental lift revenue from Crans-Montana but no EBITDA figure.28 The Company’s fiscal 2026 results disclose no resort-level results for either resort.29

Why this matters to stockholders. These investments were made while the Company’s return on invested capital (ROIC) fell from 14.0% in fiscal 2022 to 9.0% in fiscal 2026.30 Under the Company’s executive incentive plan, Resort Reported EBITDA is “the only financial performance measure” used to link pay to Company performance.31 That measure credits management with acquired EBITDA without any charge for the capital spent to buy it. When a board approves acquisitions against published EBITDA targets, stockholders are entitled to know whether those targets were met. When they are not told, it is reasonable to ask why.

Is an Acquisition at 43x–65x Projected EBITDA Responsible Capital Allocation?

Based on the terms the Company announced on March 28, 2022, Vail invested CHF 149 million for a 55% interest in Andermatt-Sedrun, implying a value of approximately CHF 215 million, including debt, before Vail’s investment and approximately CHF 325 million after it. Measured against the CHF 5 million of EBITDA management projected for fiscal 2024, that is approximately 43 times the pre-investment value and 65 times the post-investment value. Even against the CHF 20 million management projected the resort could earn in five to seven years, it is approximately 11 to 16 times.32 To our knowledge, the Company has not disclosed whether either projection was met or is on track.

[25]	Vail Resorts, Inc., press release, “Vail Resorts to Acquire Crans-Montana Mountain Resort in Switzerland,” November 30, 2023. The CHF 118.5 million valuation includes approximately CHF 7 million of debt that remained in place.
[26]	Vail Resorts, Inc., press release, November 30, 2023.
[27]	Vail Resorts, Inc., press release announcing fiscal 2024 fourth quarter and full year results, September 26, 2024.
[28]	Vail Resorts, Inc., press release announcing fiscal 2025 fourth quarter and full year results, September 29, 2025.
[29]	Vail Resorts, Inc., press release, “Vail Resorts Reports Fourth Quarter and Full Year Fiscal 2026 Results and Provides Fiscal 2027 Outlook,” September 28, 2026.
[30]	Nominee calculation. See the definition of ROIC under “Return on Invested Capital (ROIC) is Declining” above.
[31]	Vail Resorts, Inc., Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 30, 2025, “Pay Versus Performance.”

[32]	Nominee calculation based on the terms announced in Vail Resorts, Inc., press release, March 28, 2022. The pre-investment valuation of approximately CHF 215 million includes approximately CHF 54 million of debt that remained in place; the post-investment value adds the CHF 110 million of Vail’s investment committed to on-mountain capital projects.

By comparison, the Argos Index reported a median EV/EBITDA multiple of 9.9x for acquisitions of eurozone private mid-market companies in the fourth quarter of 2022 (six-month rolling basis).33

PwC’s Swiss M&A Report – Consumer Markets (June 2024), based on S&P Capital IQ data, shows Hospitality & Leisure EV/EBITDA trading multiples averaging 9.5x over one year and 11.5x over three years as of May 31, 2024.34

Our concern is less with owning resorts in Europe than with the price paid and the lack of disclosure since. European equities have long traded at a significant valuation discount to U.S. companies, which makes premium multiples for Swiss resorts with limited name recognition in North America difficult to justify.35

[33]	Argos, “Mid-market Argos Index® Q4 2022,” February 9, 2023, available at https://argos.fund/mid-market-argos-index-q4-2022.
[34]	PwC Switzerland, “Swiss M&A Report – Consumer Markets,” June 2024 (based on S&P Capital IQ data), available at https://www.pwc.ch/en/publications/2024/ch-publication-swiss-m-and-a-report-consumer-markets-june-2024.pdf.
[35]	Saurabh Katiyar, Ashish Lodh and Raman Subramanian, “Some See a Renaissance for European Equities,” MSCI, May 22, 2025, available at https://www.msci.com/research-and-insights/blog-post/some-see-a-renaissance-for-european-equities.

Andermatt-Sedrun: the multiple Vail paid vs. market benchmarks (EV / EBITDA)

70x
60x
50x
40x
30x
20x
10x
0x
~65x
~43x
~16x
11.5x
9.9x
9.5x
Vail Mountain itself opened in 1962, so Andermatt's payback period at CHF 5 million a year is longer than Vail Mountain has existed.⁴
3.7x to 6.8x the benchmark multiples
Vail: post-investment value on FY2024 projected EBITDA¹
Vail: pre-investment value on FY2024 projected EBITDA¹
Vail: post-investment value on 5–7 year target EBITDA¹
PwC Swiss Hospitality & Leisure 3-year average²
Argos Index, eurozone private mid-market median, Q4 2022³
PwC Swiss Hospitality & Leisure 1-year average²

[1] Nominee calculation from Vail Resorts' March 28, 2022 announcement: CHF 149M invested for a 55% interest; CHF 215M pre-investment valuation including CHF 54M of debt, plus CHF 110M of new capital committed to the resort = ~CHF 325M post-investment value. Pre-investment: CHF 215M ÷ CHF 5M = 43x. Post-investment: CHF 325M ÷ CHF 5M = 65x and ÷ CHF 20M = ~16x. Divided by management's projections of over CHF 5M of EBITDA for fiscal 2024 and over CHF 20M of annual EBITDA in five to seven years. To our knowledge, the Company has not disclosed whether either projection was met.

[2] PwC Switzerland, Swiss M&A Report – Consumer Markets (June 2024), Hospitality & Leisure, EV/EBITDA LTM trading multiples of a listed peer group; effective market date May 31, 2024. Source data: S&P Capital IQ.

[3] Argos Wityu, Argos Index mid-market, Q4 2022 (published Feb. 9, 2023): median EV/EBITDA, 6-month rolling, for majority-stake acquisitions of eurozone private mid-market companies.

[4] Payback = ~CHF 325M ÷ CHF 5M of projected annual EBITDA = ~65 years, a simple measure that ignores growth, reinvestment and the time value of money. Vail Mountain opened in December 1962.

Benchmarks are based on trailing EBITDA; Vail's multiples are based on management's forward projections, which typically produce lower multiples than trailing EBITDA.

Put differently, at CHF 5 million a year, Andermatt’s payback period of roughly 65 years is longer than Vail Mountain has existed (it opened in 1962). EBITDA growth would shorten that period, but, to our knowledge, the Company has not disclosed results for either Swiss resort.

We believe stockholders deserve to know answers to the following:

1.	Did Andermatt-Sedrun generate over CHF 5 million of EBITDA in fiscal 2024, as management projected?

2.	Is Andermatt-Sedrun on track to generate over CHF 20 million of annual EBITDA by fiscal 2027–2029?

3.	Did Crans-Montana generate approximately CHF 5 million of EBITDA in fiscal 2025, as management projected?

4.	What return has the Company earned on the total capital committed to the two resorts, including purchase price and growth capital?

Questionable Strategic Relevance. We believe access to these particular Swiss resorts adds little value for most North American Epic Pass holders. In our estimation, a North American skier traveling to Switzerland is more likely to choose better-known destinations such as Verbier or Zermatt, and day tickets at Swiss resorts typically cost a fraction of North American walk-up prices.

Acquiring not one but two such resorts at premium multiples raises questions about capital allocation. A more prudent approach would have been to partner with these resorts first, as Vail has done with Epic Pass partner resorts elsewhere, to gauge demand from Epic Pass holders.

Distraction from Core Asset Operations? We also question whether the expansion into Europe that began in 2022 diverted attention from Vail’s core North American operations. Shortly after the Andermatt-Sedrun acquisition closed in August 2022, the Company named Mike Goar, then chief operating officer of Park City Mountain, as chief operating officer and managing director of Andermatt-Sedrun Sport AG.36 That same summer, the Park City Planning Commission overturned its approval of an upgrade of Park City Mountain’s Silverlode Express lift from six to eight seats, intended to reduce persistent congestion and long lift lines.37 In December 2024, Park City Mountain’s ski patrollers went on strike during the critical holiday period, which we believe caused significant reputational damage to the Company.38

The 2030 Debt Maturity Wall Calls for Fixed-Income Expertise on Vail’s Board

As of July 31, 2026, Vail Resorts had approximately $3.19 billion of total debt outstanding, including $1.42 billion drawn under its secured bank credit facility, $600 million of 6.50% senior notes due 2032 and $500 million of 5.625% senior notes due 2030. Approximately $1.74 billion, or 55% of the Company’s total debt, matures in a single fiscal year, fiscal 2030. The bank facility bears interest at a floating rate, and the Company’s interest rate swaps expired in September 2024 and have not been replaced. In January 2026, the Company repaid $525 million of 0.0% convertible notes, partially with new floating-rate bank borrowings. Net interest expense rose from $164.6 million in fiscal 2024 to $205.6 million in fiscal 2026, an increase of 25% in two years.39 Net debt rose from approximately 3.2 times Total Reported EBITDA at the end of fiscal 2025 to approximately 3.9 times at the end of fiscal 2026, the same measure the Company reports.40

Capital returns funded with debt. These trends coincided with a level of stockholder distributions the business did not generate in cash. In fiscal 2026, the Company paid $317 million in dividends against free cash flow of $248 million.41 It repurchased $465 million of stock across fiscal 2024 through 2026, including a $200 million buyback in June 2025 that was funded in part with borrowings later repaid from a $500 million bond offering.42 In February 2025, S&P Global Ratings lowered its rating on the Company’s senior unsecured notes to ‘BB-’ from ‘BB’ because of the increased secured debt ranking ahead of those notes.43 We believe the Board would benefit from a director with deep fixed-income and debt capital markets experience. Mr. Meyer, a former fixed-income trader at Lehman Brothers, would help the Board align distributions with free cash flow, address the 2030 maturity concentration well before it becomes a constraint, and protect the Company’s credit standing.

[36]	Vail Resorts, Inc., press release, August 4, 2022.
[37]	Parker Malatesta, “Eagle and Silverlode upgrades will not happen in time for 22/23 winter season,” TownLift, June 16, 2022, available at https://townlift.com/2022/06/planning-commission-grants-lift-upgrade-appeal/.
[38]	Brock Marchant, “Park City Mountain ski patrollers go on strike in what Vail Resorts calls ‘drastic action’,” The Salt Lake Tribune, December 27, 2024, available at https://www.sltrib.com/news/2024/12/27/park-city-mountain-ski-patrollers/.
[39]	Vail Resorts, Inc., Annual Report on Form 10-K for the fiscal year ended July 31, 2026, filed with the SEC on September 28, 2026, Note 6, Long-Term Debt, and Consolidated Statements of Cash Flows.
[40]	Nominee calculation. Net debt follows the Company’s definition: long-term debt including the current portion, less cash and cash equivalents and, for fiscal 2026, short-term certificates of deposit ($3,186.4 million less $268.5 million at July 31, 2026; $3,194.3 million less $440.3 million at July 31, 2025), divided by Total Reported EBITDA of $753.0 million (fiscal 2026) and $862.8 million (fiscal 2025). The Company reported net debt of 3.9 times trailing twelve-month Total Reported EBITDA as of July 31, 2026. This differs from the leverage ratio defined in the Company’s credit agreement, under which the Company reports it is in compliance with all covenants.
[41]	Nominee calculation from the Company’s Form 10-K for fiscal 2026: free cash flow is net cash provided by operating activities ($479.6 million) less capital expenditures ($231.6 million).

[42]	Vail Resorts, Inc., Annual Report on Form 10-K for the fiscal year ended July 31, 2026, filed with the SEC on September 28, 2026; Vail Resorts, Inc., Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 30, 2025.
[43]	S&P Global Ratings, “Vail Resorts Inc. Unsecured Notes Rating Lowered To ‘BB-’ From ‘BB’; Recovery Rating Revised To ‘5’ From ‘3’,” February 6, 2025. S&P affirmed the Company’s ‘BB’ issuer rating with a stable outlook.

Skin in the Game

Over the past 10 years, only one Vail Resorts independent director has made an open-market purchase of Company stock: Michele Romanow’s purchase of 225 shares on December 19, 2017.44 Not one independent director bought while the stock has fallen from about $370 in late 2021 to approximately $120–$150 this year.

While small by institutional standards, Mr. Meyer’s 3,052.637 shares, all purchased in the open market at his own expense and risk, represent more than 13 times the shares purchased by all independent directors combined over the last decade.

[44]	Nominee review of Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC with respect to Vail Resorts, Inc. from January 1, 2015 through October 27, 2026.

Board Tenure

Long director tenure can raise legitimate questions about independent judgment and the ability to challenge established management assumptions. ISS's historical governance methodology expressly recognized that service beyond nine years may potentially compromise independence, and its current QualityScore continues to flag directors with nine or more years of tenure as long-tenured.

The ISS Annual Policy Survey Results summarized by Weil, Gotshal on October 9, 2026 indicate that most investors (64%) believe that tenure should be a factor in considering director independence, with 10 and 12 years “the most frequently selected thresholds after which a director would generally no longer be considered independent on grounds of tenure.” An additional factor cited in the survey as compromising independence is the “length of overlap with the CEO or board chair”.45

MEYER CAN BRING A VALUABLE INDEPENDENT AND CONSTRUCTIVE PERSPECTIVE TO THE BOARD

Mr. Meyer is an entrepreneur, operator and investor with more than three decades of experience in capital markets and in building consumer-facing businesses with fixed physical assets and highly variable demand. His experience maps directly to the issues described above: guest throughput and automation, digital engagement, capital allocation and the Company’s balance sheet.

[45]	Lyuba Goltser, Kaitlin Descovich and Rachel Alpert, Weil, Gotshal & Manges LLP, “Looking Ahead to the 2027 Proxy Season: ISS Annual Policy Survey Results Highlight Investor–Issuer Divide on Director Tenure, ‘Problematic’ Governance Provisions and Pay Accountability,” October 9, 2026, available at https://governance.weil.com/insights/looking-ahead-to-the-2027-proxy-season-iss-annual-policy-survey-results-highlight-investor-issuer-divide-on-director-tenure-problematic-governance-provisions-and-pay-accoun/.

●	President, Tribeca Capital LLC (September 2019 – Present): a private investment fund.

●	Chief Executive Officer and Director, Xpress Retail LLC (June 2011 – August 2019): a leader in automated retail solutions located primarily on the front wall of top-tier national retailers and outsourced hospitality providers, grown under the Nominee's leadership to more than 1,000 locations across 45 states.

●	Director, Ellery Homestyles LLC (November 2016 – September 2018): a $175 million marketer, distributor, and manufacturer of home décor products, sold in 2018 to the largest supplier of home textiles in the United States.

●	Director, Blockbuster Inc. (June 2010 – April 2011): director of Blockbuster Inc. (NYSE: BBI), a publicly traded global home entertainment company, and member of its Nominating and Corporate Governance Committee. Endorsed by RiskMetrics (ISS).

●	Managing Director, Coinstar, Inc. (November 2007 – August 2009): led the team that introduced the automated movie-rental kiosk concept to Coinstar/Outerwall; the division ultimately generated approximately $2 billion in annual sales, making it the company's top-performing division.

●	Co-Founder and Chief Executive Officer, DVDXpress (April 2001 – October 2007): pioneered the DVD-rental-kiosk concept[46]; built the company from inception to 1,000+ installations across the US /UK and sold it to Coinstar, where it was subsequently merged with Redbox. Developed one of the first successful implementations of RFID technology in a kiosk application in a supermarket chain.

●	Founder and Chief Executive Officer, MBS Auction LLC (March 2000 – April 2001): founded the first online trading platform for niche fixed-income and mortgage-backed securities.

●	Senior Vice President, Fixed Income Trading, Lehman Brothers (July 1995 – March 2000).

●	Associate, Capital Markets, Merrill Lynch (June 1994 – June 1995).

●	Mr. Meyer has held an Epic Pass for more than ten consecutive seasons, has skied millions of vertical feet on Vail-owned terrain and ridden thousands of chairlifts with other Vail Resorts skiers/riders. He understands the Vail guest experience firsthand.

●	Relevant Operating and Industry Experience. Built and operated leisure-sector companies whose economics share fundamental characteristics with ski resorts: a large base of geographically dispersed, fixed physical assets and demand that varies with weather, seasonality, holidays and consumer behavior. Experience optimizing throughput, capacity utilization, labor productivity, inventory and asset management, customer convenience, peak-period economics and disciplined investment in technology.

[46]	Alan Payne, Built to Fail: The Inside Story of Blockbuster’s Inevitable Bust (February 17, 2021), p. 127.

●	Extensive experience in automated retail and technology-enabled physical businesses that can improve the economics of customer experience by reducing friction, increasing throughput, improving asset utilization and enabling front-line employees to spend more time on those activities where human judgment adds the greatest value. This perspective has important applications across the Company’s operations including equipment rentals, dining, and the broader guest experience.

●	Rental Expertise. Getting gear rental right is one of Vail’s current priorities. Mr. Meyer spent nearly 20 years building and operating rental businesses and understands their operating nuances firsthand.

●	Financial Expertise. Five years as an institutional fixed-income trader at Lehman Brothers, analyzing issuer credit and financial statements, and nearly two decades overseeing the finance functions of the companies he co-founded and led. Deep understanding of debt and equity markets and capital allocation. He has held Chartered Financial Analyst (CFA) charterholder designation since 2009. In light of the increased use of debt as a percentage of the Company’s EBITDA and FCF, Meyer believes it prudent to have a board member with expertise in fixed income securities. As a former institutional bond trader at a bulge bracket Wall Street firm, Meyer fits this bill and can advise on strategies to ensure the consistent increase in net leverage is carefully monitored and responsibly mitigated before it becomes problematic, especially in today’s environment of higher interest rates.

●	International Experience. Significant European business and cultural experience, including operating retail outlets with the largest supermarket company in the UK, partnering with a Swedish technology company on the development of automated retail kiosks, and extensive ski resort and related hospitality exposure in France, Austria and Switzerland since the 1990s.

The above combination of operating experience, technology expertise, international expertise and an owner’s perspective on capital allocation would bring a complementary and highly relevant perspective to the Vail Resorts Board.

Mr. Meyer has the Experience and Expertise to Enhance the Board’s Perspective and Support Improved Execution of Vail’s Long term Strategy

Directly Relevant Experience in a Consumer-Facing Leisure Business with a Similar Economic Structure

Mr. Meyer’s nationwide automated video rental businesses faced the same core challenge as a ski resort: fixed physical capacity serving demand driven by weather, seasonality and other unpredictable factors.

A rainy Saturday night after several hit movies were released invariably produced more demand than supply – much like a bluebird powder day during Christmas week at Vail Mountain. Conversely, enticing customers to rent older catalog titles on a sunny weekday is the equivalent of attracting skiers on a shoulder-season Wednesday when it has not snowed for weeks. Mr. Meyer spent years managing both the peaks and the troughs.

Mr. Meyer also served on the board of Blockbuster Inc., a multi-billion-dollar public company with more than 70,000 employees at its peak in the U.S. and multiple foreign jurisdictions, giving him board-level experience at the scale of Vail Resorts.47

[47]	Blockbuster Inc., Annual Report on Form 10-K for the fiscal year ended December 31, 2004, available at https://www.sec.gov/Archives/edgar/data/1085734/000119312505063510/d10k.htm.

A Comparison of Skills: Gregory S. Meyer vs. Vail Incumbent Peter A. Vaughn

Mr. Meyer Is a Truly Independent Candidate with the Experience to Support the Board and Management Through Vail’s Next Chapter

Mr. Meyer seeks to work constructively with the other directors and management to improve operating productivity, strengthen capital discipline, enhance the guest experience and restore stockholder confidence. He believes his background would complement the Board’s existing expertise and contribute a practical perspective on how Vail can generate greater value from the assets it already owns.

Proposal No. 1: Election of Directors

According to the Company’s filings with the SEC, the Board currently consists of ten directors, each of whom is elected annually, including Ms. Susan Decker, who has notified the Board of her decision not to stand for reelection at the Annual Meeting. Accordingly, we expect that nine directors are to be elected to the Board at the Annual Meeting, each to serve until the Company’s 2027 annual meeting of stockholders and until his or her successor is duly elected and qualified.

We seek your support in electing Gregory S. Meyer because we believe that he would bring a fresh perspective, relevant operational experience and time-tested financial expertise to the board deliberations. We believe Meyer would work constructively with the rest of the Board to support management in improving the execution of its long-term strategy, with the goal of improving the guest experience and stockholder returns.

Meyer is opposing the election of the Opposed Company Nominee, Peter A. Vaughn, for the following reasons: Vail’s 2026 proxy states that Mr. Vaughn’s “deep expertise in brand management and engagement, product innovation, customer loyalty, and international marketing supports the Board’s oversight of the Company’s brand strategy, guest experience, and global growth.” Yet, these are the very areas that we believe have been neglected at Vail Resorts over the past several years as outlined in this proxy filing.

Additionally, Mr. Vaughn is considered a ‘long-tenured’ director having been appointed over 13 years ago and having served under the same Chairperson that entire time.

If we are successful in our proxy solicitation, the Board will be composed of Meyer and eight of the Unopposed Nominees. If elected, Meyer will represent a minority of the members of the Board and, accordingly, there can be no assurance that he will be able to implement the changes that he believes are necessary. There is no assurance that any of the Company’s nominees will serve as directors if Meyer is elected. The names, backgrounds and qualifications of, and other information about, the Company’s nominees, can be found in the Company’s proxy statement. The names, backgrounds and qualifications of, and other information about, the Oasis nominees can be found in the Oasis proxy statement.

Because the election of directors at the Annual Meeting is contested, the enclosed GOLD proxy card lists all twelve candidates: Meyer, the Company’s nine nominees and the two Oasis Nominees. Stockholders may vote for up to nine director nominees in total. If a stockholder votes for more than nine director nominees, all of that stockholder’s votes on the election of directors will be invalid and will not be counted.

Vote Required

Directors will be elected by a plurality of the votes cast at the Annual Meeting because the election of directors is contested. This means that the nine nominees receiving the greatest number of votes cast “FOR” their election will be elected. Because directors are elected by a plurality of the votes cast, a stockholder who wishes to oppose the election of a nominee should “withhold” authority to vote for that nominee. WITHHOLD votes are not votes cast and will have no effect on the outcome of the election of directors, other than to deny a nominee the votes that would otherwise be cast in his or her favor.

Stockholders should vote “FOR” Meyer and “WITHHOLD” on the Opposed Company Nominee.

Gregory S. Meyer- Nominee

The following information sets forth the name, age, business address, principal occupation and employment for the past years of Gregory S. Meyer, a citizen of the United States.

Gregory S. Meyer
Age 54

PRINCIPAL OCCUPATION
President, Tribeca Capital LLC

BUSINESS ADDRESS
580 Main Street, Park City, UT 84060

Since September 2019, Gregory S. Meyer has served as President of Tribeca Capital LLC, a private investment fund, where he is responsible for investment research, capital allocation and portfolio management across public equities and private investments. From June 2011 to August 2019, Mr. Meyer served as Chief Executive Officer and a director of Xpress Retail LLC, a provider of automated retail solutions to national retailers and with outsourced hospitality providers, which he grew to more than 1,000 locations across 45 states. From April 2001 to October 2007, Mr. Meyer was the Founder and Chief Executive Officer of DVDXpress, which pioneered the automated DVD-rental kiosk concept. He built it from inception to more than 1,000 installations in the United States and the United Kingdom, including with the largest supermarket company in the United Kingdom, before its sale to Coinstar, Inc., where it was subsequently combined with Redbox. At DVDXpress, Mr. Meyer developed one of the first successful implementations of RFID technology in a kiosk application in a supermarket chain. Following the sale, Mr. Meyer served as a Managing Director of Coinstar, Inc. from November 2007 to August 2009. From March 2000 to April 2001, Mr. Meyer was the Founder and Chief Executive Officer of MBS Auction LLC, one of the first online trading platforms for niche fixed-income and mortgage-backed securities. Earlier in his career, Mr. Meyer was a fixed-income trader at Lehman Brothers from July 1995 to March 2000, and previously worked in capital markets at Merrill Lynch.

Mr. Meyer does not currently serve on the board of any public company. From June 2010 to April 2011, Mr. Meyer served as an independent director of Blockbuster Inc. (NYSE: BBI), a global home entertainment company, where he was a member of the Nominating and Corporate Governance Committee. Blockbuster’s stockholders elected Mr. Meyer to its board in June 2010 as a self-nominated candidate in a contested election, in which ISS (then part of RiskMetrics Group) recommended that stockholders vote for his election.48 Before his election, Blockbuster had disclosed that it might seek relief under the U.S. Bankruptcy Code if its efforts to restructure its indebtedness failed. His service included the company’s reorganization under Chapter 11 of the U.S. Bankruptcy Code, commenced in September 2010, and the sale of substantially all of its assets in April 2011 to DISH Network Corp. From November 2016 to September 2018, Mr. Meyer served as a director of Ellery Homestyles LLC, a $175 million marketer, distributor and manufacturer of home décor products, during the period that culminated in its 2018 sale to the largest supplier of home textiles in the United States. Mr. Meyer has been a CFA charterholder since 2009 and has completed Corporate Governance/Board Director programs at the Stanford Graduate School of Business and the University of Michigan Ross School of Business. He received a Bachelor of Arts in Economics and French, summa cum laude, from Dartmouth College in 1994 and a Master of Business Administration from the Tuck School of Business at Dartmouth.

[48]	ISS Proxy Advisory Services (RiskMetrics Group), Blockbuster Inc. Proxy Contest Analysis, June 14, 2010.

Qualifications

We believe that Mr. Meyer’s qualifications to serve as a director of the Company include more than three decades of experience in capital markets and in building and operating consumer-facing businesses with dispersed fixed physical assets and demand driven by weather, seasonality and consumer behavior, the same economic structure as a ski resort. He has founded, scaled and sold automated retail businesses in which throughput, labor productivity and the guest experience at the point of transaction drove results. His background also includes fixed-income trading and debt capital markets, which is relevant to the Company’s 2030 debt maturities, and public company board experience, including service on a nominating and corporate governance committee through a restructuring and sale process. Mr. Meyer is self-funded, has no compensation or other arrangement with any person in connection with his nomination, and owns shares of the Company purchased in the open market at his own expense and risk. Mr. Meyer has held an Epic Pass for more than ten consecutive seasons, skied millions of vertical feet on Vail-owned resorts, and shared thousands of chairlift rides with other Vail skiers/riders and so understands the guest experience well. Mr. Meyer has previously been elected to a public company board by stockholders as an independent, self-nominated candidate; in recommending his election, ISS cited his relevant skill sets and industry knowledge and concluded that he was likely to add value to board deliberations.

Mr. Meyer has consented to being named in this Proxy Statement and to serving as a director of the Company if elected. We believe that, if elected, Mr. Meyer would qualify as an independent director of the Company under the listing standards of the New York Stock Exchange and applicable SEC rules. Mr. Meyer has no family relationship with any director or executive officer of the Company.

WE STRONGLY URGE YOU TO VOTE “FOR” MEYER AND “WITHHOLD” ON THE OPPOSED COMPANY NOMINEE USING THE GOLD PROXY CARD.

Proposal No. 2: Ratification of the Selection of PricewaterhouseCoopers LLP as Independent Auditor

According to the Company’s proxy statement, the Board is asking stockholders to vote on the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2027. According to the Company’s proxy statement, the Audit Committee of the Board has the responsibility to select the Company’s independent registered public accounting firm, and so, if the selection is not ratified, the Audit Committee of the Board will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during fiscal year 2027 if it determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required

According to the Company’s proxy statement, this proposal requires the affirmative vote of a majority of those shares present virtually or represented by proxy, entitled to vote, actually voting affirmatively or negatively on the proposal at the Annual Meeting. Abstentions and broker non-votes, if any, will not be treated as voting on this proposal and will have no effect on the outcome of this proposal.

WE RECOMMEND YOU VOTE “FOR” PROPOSAL 2 USING THE ENCLOSED GOLD UNIVERSAL PROXY CARD AND WE INTEND TO VOTE OUR SHARES “FOR” THIS PROPOSAL.

Proposal No. 3: Advisory Vote to Approve Executive Compensation

According to the Company’s proxy statement, the Board is asking stockholders to vote on an advisory, non-binding proposal to approve the compensation awarded to the Company’s named executive officers.

Meyer believes that executive compensation should be directly aligned with sustainable improvements in shareholder value. While Vail Resorts’ existing compensation program includes certain performance-based elements, its financial incentive framework should place greater emphasis on return on invested capital, relative total shareholder return and capital efficiency, rather than relying disproportionately on EBITDA-based performance measures.

Given the Company’s recent financial and operating performance, Meyer believes shareholders should communicate their expectation for stronger alignment between executive compensation and long-term shareholder returns. As such, we intend to vote “AGAINST” this proposal and encourage other stockholders to do the same.

Vote Required

According to the Company’s proxy statement, this proposal requires the affirmative vote of a majority of those shares present virtually or represented by proxy, entitled to vote, and actually voting affirmatively or negatively on the proposal at the Annual Meeting. Abstentions and broker non-votes, if any, will not be treated as voting on this proposal and will have no effect on the outcome of this proposal.

WE RECOMMEND YOU VOTE “AGAINST” PROPOSAL 3 USING THE ENCLOSED GOLD UNIVERSAL PROXY CARD AND WE INTEND TO VOTE OUR SHARES “AGAINST” THIS PROPOSAL.

Proposal No. 4: Approve an Amendment to the Vail Resorts, Inc. 2024 Omnibus Incentive Plan

According to the Company’s proxy statement, the Board is seeking stockholder approval of an amendment to the Vail Resorts, Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”) to increase the number of shares reserved for issuance in connection with awards thereunder by 750,000 shares from 1,500,000 to 2,250,000.

Meyer supports maintaining an appropriate equity-based compensation program that enables Vail Resorts to attract, retain and motivate talented employees and align their interests with those of shareholders. Subject to appropriate oversight of future grants and dilution, Meyer believes the proposed increase in the share reserve is reasonable and supports the Company’s ability to maintain a competitive employee incentive program. You should refer to the Company’s proxy statement for more information concerning Proposal 4.

Vote Required

According to the Company’s proxy statement, this proposal requires the affirmative vote of a majority of those shares present virtually or represented by proxy, entitled to vote, and actually voting affirmatively or negatively on the proposal at the Annual Meeting. Abstentions and broker non-votes, if any, will not be treated as voting on this proposal and will have no effect on the outcome of this proposal.

WE RECOMMEND YOU VOTE “FOR” PROPOSAL 4 USING THE ENCLOSED GOLD UNIVERSAL PROXY CARD AND WE INTEND TO VOTE OUR SHARES “FOR” THIS PROPOSAL.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date, October 19, 2026, will be entitled to notice of and to vote at the Annual Meeting. Stockholders who sell their shares of Common Stock before the Record Date, or acquire them without voting rights after the Record Date, may not vote such shares. Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares after the Record Date. Based on publicly available information, Meyer believes that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the Common Stock. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What constitutes a quorum?

We expect that the holders of a majority of the Common Stock issued and outstanding and entitled to vote, present virtually or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions, votes withheld, and broker non-votes, if any, will be counted as present for purposes of determining whether a quorum exists.

What vote is required to approve each proposal?

Election of Directors. As described above under “Proposal 1 – Election of Directors – Vote Required,” directors will be elected by a plurality of the votes cast, meaning that the nine nominees receiving the greatest number of votes cast “FOR” their election will be elected. A share that is not voted “FOR” a particular nominee (whether withheld or otherwise) is not counted as a vote for or against that nominee and is not included in that nominee’s total.

Ratification of Independent Registered Public Accounting Firm. We expect that this proposal will require the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. We expect that abstentions and broker non-votes, if any, will not be treated as votes cast and will have no effect on the outcome of this proposal.

Advisory Vote on Executive Compensation. We expect that this proposal will require the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. We expect that abstentions and broker non-votes, if any, will not be treated as votes cast and will have no effect on the outcome of this proposal.

Vote to Approve the 2024 Plan Amendment. We expect that this proposal will require the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. We expect that abstentions and broker non-votes, if any, will have no effect on the outcome of this proposal.

How does the universal proxy card work, and how many nominees may I vote for?

Because the election of directors at the Annual Meeting is contested, the enclosed GOLD universal proxy card includes the names of all twelve director candidates: Meyer, the Company’s nine nominees, and the two Oasis Nominees. You may vote for up to nine director nominees. If you vote for more than nine director nominees, your votes on the election of directors will be invalid and will not be counted. If you vote for fewer than nine director nominees, your shares will be voted only for the nominees you have marked. If you sign and return the GOLD proxy card without marking any instructions on Proposal 1, your shares will be voted “FOR” Meyer and “WITHHOLD” on the Opposed Company Nominee.

What are “broker non-votes” and what effect do they have on the proposals?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee holding shares in “street name” for a beneficial owner returns a proxy but does not vote on a particular proposal because it does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

Under the rules and interpretations of the New York Stock Exchange, a broker, bank or other nominee that has not received voting instructions from its customer may not exercise discretionary voting authority on “non-routine” matters, which include the election of directors and the advisory vote on executive compensation. Because the Annual Meeting is contested, if a stockholder receives proxy materials from or on behalf of Meyer, Oasis and the Company, then brokers, banks or other nominees holding shares in such stockholder’s account will not be permitted to exercise discretionary authority regarding any of the proposals to be voted on at the Annual Meeting, whether “routine” or not. As a result, there would be no broker non-votes by such brokers. In such case, if you do not submit any voting instructions to your broker, then your shares will not be counted in determining the outcome of any of the proposals at the Annual Meeting, nor will your shares be counted for purposes of determining whether a quorum exists. However, if you receive proxy materials from only one of Meyer, the Company or Oasis, then brokers will be entitled to vote your shares on “routine” matters without instructions from you. We expect that the only proposal that would be considered “routine” in such event is Proposal 2 (ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm). A broker will not be entitled to vote your shares on any “non-routine” matters, absent instructions from you.

How do I vote my shares?

Stockholders of record may vote by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope provided, or by following the instructions on the GOLD proxy card to vote via the Internet or by telephone. Stockholders whose shares are held in street name should follow the voting instructions provided by their broker, bank or other nominee. Stockholders may also vote electronically at the virtual Annual Meeting by following the instructions in the Company’s proxy statement; however, because the Annual Meeting will be held virtually, stockholders who hold their shares in street name may need to obtain a legal proxy from their broker, bank or other nominee in order to vote at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote in advance by signing, dating and returning the enclosed GOLD proxy card or by voting via the Internet or by telephone.

Shares of Common Stock represented by properly executed GOLD proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted “FOR” the election of Meyer, “WITHHOLD” on the election of the Opposed Company Nominee, “FOR” the ratification of the selection of PricewaterhouseCoopers LLP, “AGAINST” on the advisory vote on executive compensation, “FOR” on the vote to approve an amendment to the Vail Resorts, Inc. 2024 Omnibus Incentive Plan, and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting, as described herein.

Can I change my vote or revoke my proxy after I have returned a proxy card?

A stockholder may change its proxy instructions or revoke its proxy prior to the Annual Meeting. Proxies may be revoked by:

●	Returning a later-dated proxy, either by voting via phone or Internet by following the instructions on the enclosed GOLD proxy card, or by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope provided;

●	Attending the Annual Meeting and voting electronically; or

●	Delivering a written revocation or a later-dated proxy for the Annual Meeting to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021.

If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee.

IF YOU HAVE ALREADY VOTED FOR THE COMPANY’S DIRECTOR NOMINEES USING THE COMPANY’S WHITE PROXY CARD OR FOR OASIS’S DIRECTOR NOMINEES USING THE BLUE PROXY CARD, WE URGE YOU TO REVOKE IT BY FOLLOWING THE INSTRUCTIONS ABOVE. Although a revocation is effective if delivered to the Company, we request that either the original or a copy of any revocation be mailed to InvestorCom at 1055 Washington Blvd, Suite 520, Stamford, CT 06901 so that we will be aware of all revocations.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, InvestorCom.

Who is making this solicitation and who is paying for it?

The solicitation of proxies pursuant to this Proxy Statement is being made by Gregory S. Meyer. Proxies may be solicited by mail, courier services, Internet advertising, e-mail, social media, telephone, facsimile and/or in person. Meyer has retained InvestorCom Shareholder Intelligence for solicitation and advisory services in connection with this solicitation, for which InvestorCom will receive a fee not to exceed $100,000, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. InvestorCom will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Meyer has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. Meyer will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that InvestorCom will employ approximately 25 persons to solicit stockholders for the Annual Meeting.

The entire expense of soliciting proxies is being borne by Gregory S. Meyer. Costs of this solicitation of proxies are currently estimated to be approximately $350,000 (including, but not limited to, fees for attorneys, accountants, public relations and financial advisors, proxy solicitors, advertising, printing, transportation, litigation and other costs incidental to the solicitation). Meyer estimates that through the date hereof his expenses in connection with this solicitation are approximately $120,000. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with any such solicitation. Meyer may seek reimbursement from the Company of all expenses he incurs in connection with this solicitation if Meyer is elected. In the event that Meyer decides to seek reimbursement of his expenses, Meyer does not intend to submit the matter to a vote of the Company’s stockholders. The Board would be required to evaluate the requested reimbursement consistent with its fiduciary duties to the Company and its stockholders.

Will any other matters be voted on at the Annual Meeting?

Meyer is unaware of any other matters to be considered at the Annual Meeting. However, should other matters, which Meyer is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

Why did my household receive only one copy of these proxy materials?

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Some banks, brokers and other nominee record holders may be participating in the practice of householding proxy statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of this Proxy Statement, either now or in the future, please contact your bank, broker or other nominee record holder, or InvestorCom at the address and telephone numbers set forth on the back cover of this Proxy Statement.

Where can I find additional information concerning the Company?

Meyer has omitted from this Proxy Statement certain disclosure required by applicable law to be included in the Company’s proxy statement relating to the Annual Meeting based on reliance on Rule 14a-5(c) promulgated under the Securities Exchange Act of 1934, as amended. This disclosure includes, among other things, current biographical information on the Company’s directors and nominees, information concerning executive compensation, information concerning the Company’s procedures for nominating directors and the independence of its directors, information concerning the Company’s Audit, Compensation and Nominating and Governance Committees, the beneficial ownership of the Company’s securities by certain beneficial owners, directors and management, information concerning the Company’s independent registered public accounting firm, the date by which stockholder proposals and director nominations must be received by the Company in order to be considered at, or included in the Company’s proxy materials for, the Company’s 2027 annual meeting of stockholders, and other important information. Stockholders should refer to the Company’s proxy statement in order to review this disclosure. If the Company does not distribute the Company’s proxy statement to stockholders at least ten days prior to the Annual Meeting, we will distribute to the stockholders a supplement to this proxy statement containing such disclosures at least ten days prior to the Annual Meeting. We take no responsibility for the accuracy or completeness of information contained in or excerpted from the Company’s proxy statement nor in Oasis’s proxy statement.

Cautionary statement regarding forward-looking statements

This Proxy Statement contains forward-looking statements. All statements contained in this Proxy Statement that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan,” “may,” “will” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this Proxy Statement that are not historical facts are based on current expectations, speak only as of the date of this Proxy Statement and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Certain factors could cause actual results and performance to differ materially from the forward-looking statements, including without limitation those factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2026 and its subsequent filings with the SEC. Meyer assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Meyer has not sought or obtained the consent of any third party to the use of previously published information in this Proxy Statement, and any such information should not be viewed as indicating the support of such third party for the views expressed herein.

CONCLUSION

We urge you to carefully consider the information contained in this Proxy Statement and then support our efforts by signing, dating and returning the enclosed GOLD proxy card today, or by voting via the Internet or by telephone by following the instructions on the GOLD proxy card. Please vote “FOR” Gregory S. Meyer and “WITHHOLD” on the Opposed Company Nominee.

IT IS IMPORTANT THAT YOU VOTE PROMPTLY USING YOUR GOLD UNIVERSAL PROXY CARD. PLEASE VOTE VIA THE INTERNET OR BY TELEPHONE USING THE ENCLOSED GOLD UNIVERSAL PROXY CARD OR BY COMPLETING, SIGNING, DATING AND RETURNING YOUR ENCLOSED GOLD UNIVERSAL PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED TO AVOID UNNECESSARY EXPENSE AND DELAY.

ADDITIONAL PARTICIPANT INFORMATION

Under applicable regulations of the Securities and Exchange Commission (the “SEC”), Gregory S. Meyer (the “Participant”) is the sole participant in this solicitation of proxies from the stockholders of Vail Resorts, Inc. in connection with the Company’s 2026 Annual Meeting of Stockholders (including any and all adjournments, postponements, continuations or substitutions thereof, the “Annual Meeting”).

Additional information regarding the purchases and sales of securities of the Company during the past two years by the Participant is set forth on Schedule I to this Proxy Statement and is incorporated into this Proxy Statement by reference.

The principal occupation of Mr. Meyer is serving as President of Tribeca Capital LLC, a private investment fund. The principal business address of the Participant is 580 Main Street, Park City, UT 84060. Mr. Meyer is a citizen of the United States of America.

As of the date of this Proxy Statement, Mr. Meyer beneficially owns an aggregate of 3,052.637 shares of Common Stock in the Company of which one (1) share is held in record name. The shares of Common Stock held by the Participant are held in commingled margin accounts, which may extend margin credit from time to time, subject to applicable federal margin regulations, stock exchange rules and credit policies. In such instances, the positions held in the margin accounts are pledged as collateral security for the repayment of debit balances in the accounts. The margin accounts bear interest at a rate based upon the broker’s call rate from time to time in effect. Because other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the shares of Common Stock held by the Participant.

Except as set forth in this Proxy Statement, (i) during the past ten years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant in this Proxy Solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no Participant owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of the Company during the past two years; (v) except as described above with respect to margin accounts, no part of the purchase price or market value of the securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant or any of his or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no person, including the Participant, who is a party to an arrangement or understanding pursuant to which the Nominee is proposed to be elected, has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on as set forth in this Proxy Statement. There are no material proceedings to which any Participant or any of his or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to the Participant, except as set forth in this Proxy Statement, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

SCHEDULE I

TRANSACTIONS IN THE COMPANY’S SECURITIES DURING THE PAST TWO YEARS

Information relating to any transactions in securities of the Company by the Participant during the past two years is reflected below.

Date of Transaction	Common Stock Purchased/(Sold)*

10/27/2026	0.761
10/14/2026	3000.000
7/9/2026	0.796
4/9/2026	0.018
3/30/2026	50.000
1/12/2026	0.017
10/27/2025	0.015
7/9/2025	0.014
4/10/2025	0.016
1/28/2025	1.000
* Partial share purchases represent reinvestment of dividends

IMPORTANT

Your vote is important. No matter how many shares of Common Stock you own, please give Meyer your proxy “FOR” the election of Gregory S. Meyer and in accordance with Meyer’s recommendations on the other proposals on the agenda for the Annual Meeting by taking one of the following three steps:

●	VOTING ONLINE by following the instructions on the enclosed GOLD proxy card or GOLD voting instruction form;

●	VOTING VIA PHONE by following the instructions on the enclosed GOLD proxy card or GOLD voting instruction form; or

●	SIGNING, DATING AND MAILING the enclosed GOLD proxy card in the postage-paid envelope provided.

If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Common Stock and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact InvestorCom at the address set forth below.

1055 Washington Boulevard – Suite 520

Stamford, CT 06901

Toll Free (877) 972-0090

Banks and Brokers call collect (203) 972-9300

proxy@investor-com.com

GOLD PROXY CARD

VAIL RESORTS, INC.

2026 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY GREGORY S. MEYER AND NOT ON BEHALF OF
THE BOARD OF DIRECTORS OF VAIL RESORTS, INC.

The undersigned hereby appoints each of Gregory S. Meyer and John Glenn Grau as attorneys, proxies and agents, with full power of substitution, to vote all shares of common stock, par value $0.01 per share (the “Common Stock”), of Vail Resorts, Inc., a Delaware corporation (the “Company”), that the undersigned would be entitled to vote if personally present at the 2026 Annual Meeting of Stockholders of the Company, to be held virtually on December 14, 2026 at 9 a.m. Mountain Time, including any adjournments, postponements, reschedulings or continuations thereof and any meeting held in lieu thereof (the “Annual Meeting”), upon and in respect of the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the Annual Meeting that are unknown to Mr. Meyer a reasonable time before this solicitation.

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of Common Stock held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. This proxy will be valid until the completion of the Annual Meeting.

IF THIS PROXY CARD IS VALIDLY EXECUTED, IT WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IF YOU SIGN AND RETURN THIS PROXY CARD BUT DO NOT MARK A VOTE ON PROPOSAL 1, YOUR SHARES WILL BE VOTED “FOR” GREGORY S. MEYER AND “WITHHOLD” ON PETER A. VAUGHN. IF YOU DO NOT MARK A VOTE ON PROPOSAL 2, PROPOSAL 3 OR PROPOSAL 4, YOUR SHARES WILL BE VOTED “FOR” PROPOSAL 2, “AGAINST” PROPOSAL 3 AND “FOR” PROPOSAL 4. THE NAMED PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, AS DESCRIBED IN THE PROXY STATEMENT.

YOU MAY VOTE “FOR” UP TO NINE (9) NOMINEES IN TOTAL ON PROPOSAL 1. IF YOU VOTE “FOR” FEWER THAN NINE NOMINEES, YOUR SHARES WILL BE VOTED “FOR” ONLY THE NOMINEES YOU HAVE MARKED. IF YOU VOTE “FOR” MORE THAN NINE NOMINEES, ALL OF YOUR VOTES ON PROPOSAL 1 WILL BE INVALID AND WILL NOT BE COUNTED.

YOUR VOTE IS IMPORTANT — PLEASE VOTE TODAY

View this Proxy Statement online: at www.icomproxy.com/MTN

Vote by Internet: go to www.proxyvote.com and follow the instructions. Have your card and control number available.

Vote by Telephone: call toll-free 1-800-454-8683 from the U.S. or Canada and follow the instructions. Have your card and control number available.

Vote by Mail: mark, sign and date this GOLD proxy card and return it in the postage-paid envelope.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, dated and returned this GOLD proxy card.

CONTROL NUMBER: ________________________

(Continued and to be signed on the reverse side)

GOLD PROXY CARD — VAIL RESORTS, INC. 2026 ANNUAL MEETING

Please mark votes as in this example: ☒

Proposal 1 – Election of nine directors to serve until the 2027 annual meeting of stockholders.

You may vote “FOR” up to nine (9) nominees in total. All nominees are listed in alphabetical order within each group. If you vote “FOR” fewer than nine nominees, your shares will be voted “FOR” only those nominees. If you vote “FOR” more than nine nominees, all of your votes on Proposal 1 will be invalid and will not be counted. If you sign and return this card without marking any vote on Proposal 1, your shares will be voted as described on the reverse side.

Nominee	FOR	WITHHOLD
Meyer Nominee Meyer recommends a vote “FOR”
Gregory S. Meyer	☐	☐
Unopposed Company Nominees Meyer makes no recommendations on the following Unopposed Company Nominees:
Reginald A. Chambers	☐	☐
William J. Hornbuckle	☐	☐
Robert A. Katz	☐	☐
Iris Knobloch	☐	☐
Nadia N. Rawlinson	☐	☐
Michele Romanow	☐	☐
Hilary A. Schneider	☐	☐
D. Bruce Sewell	☐	☐
Opposed Company Nominee Meyer recommends that you “WITHHOLD” on Peter A. Vaughn:
Peter A. Vaughn	☐	☐
Oasis Nominees Meyer makes no recommendation on the following Oasis Nominees:
Robert Chapek	☐	☐
M. Ashton Hudson	☐	☐

Proposals	FOR	AGAINST	ABSTAIN

Proposal 2 – Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2027.

Meyer recommends a vote “FOR” Proposal 2.

	☐	☐	☐
Proposal 3 – Advisory vote to approve the compensation of the Company’s named executive officers. Meyer recommends a vote “AGAINST” Proposal 3	☐	☐	☐

Proposal 4 – Approval of an amendment to the Vail Resorts, Inc. 2024 Omnibus Incentive Plan to increase the number of shares reserved for issuance by 750,000 shares.

Meyer recommends a vote “FOR” Proposal 4

	☐	☐	☐

PLEASE MARK, SIGN, DATE AND RETURN THIS GOLD PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

Dated: ______________________, 2026 ______________________________________ Signature ______________________________________ Signature (if held jointly) ______________________________________ Title(s)	NOTE: Please sign exactly as your name(s) appear(s) on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give your full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership or limited liability company, please sign in its name by an authorized person.